Exhibit 3.20

Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	Hope Andrade Secretary of State

Office of the Secretary of State

CERTIFICATE OF FILING
OF

QVC San Antonio, LLC

File Number: 801045631

The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Formation for the above named Domestic Limited Liability Company (LLC) has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

The issuance of this certificate does not authorize the use of a name in this state in violation of the rights of another under the federal Trademark Act of 1946, the Texas trademark law, the Assumed Business or Professional Name Act, or the common law.

Dated: 10/28/2008

Effective: 10/28/2008

Hope Andrade Secretary of State

Phone: (512) 463-5555 Prepared by: Delores Moore	Come visit us on the Internet at http://www.sos.state.tx.us/ Fax: (512) 463-5709 T1D: 10306	Dial: 7-1-1 for Relay Services Document: 234731110001

CERTIFICATE OF FORMATION	FILED
In the Office of the
OF	Secretary of State of Texas
OCT 28 2008
QVC SAN ANTONIO, LLC
Corporations Section
(a Texas Limited Liability Company)

The undersigned natural person of the age of eighteen years or more, acting as organizer of a limited liability company under the Texas Business Organizations Code (the “TBOC”), does hereby adopt the following Certificate of Formation for such limited liability company:

1.                            The filing entity being formed is a limited liability company. The name of the entity is QVC San Antonio, LLC (the “Company”).

2.                            The filing entity is being formed pursuant to a plan of conversion. The converting entity is QVC San Antonio, Inc., a corporation formed under the laws of the State of Texas on October 7, 1991, and whose business address is 9855 Westover Hills Boulevard, San Antonio, TX, 78251.

3.                            The purpose for which the Company is organized is the transaction of any or all lawful purposes for which a limited liability company may be organized under the Texas Business Organization Code.

4.                            The duration of the Company shall be perpetual.

5.                            The street address of the initial registered office of the Company is 701 Brazos Street Suite 1050, Austin, Texas 78701, and the name of the initial registered agent at such address is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.

6.                            The name and address of the organizer of the Company are as follows:

NAME	ADDRESS
Michael Laussade	901 Main Street, Suite 6000
Dallas, Texas 75202

7.                            The Company will have managers. The name and address of each initial manager are set forth below:

NAME	ADDRESS
Michael George	1200 Wilson Drive
West Chester, PA 19380

Neal Grabell	1200 Wilson Drive
West Chester, PA 19380

8.                            The Company Agreement may provide that any action required or permitted to be taken at a meeting of members may be taken without a meeting if a written consent thereto shall be signed by members entitled to vote thereon having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all members were present.

9.                            This Certificate of Formation shall be effective upon filing with the Secretary of State of the State of Texas.

SIGNED AND DATED this 28th day of October, 2008.

Michael Laussade
Organizer